SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 21, 2008

I-many, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30883	01-0524931
(Commission File Number)	(I.R.S. Employer Identification No.)

399 Thornall Street, 12th Floor, Edison, NJ	08837
(Address of Principal Executive Offices)	(Zip Code)

(800) 832-0228

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 21, 2008, I-many, Inc. received notice from The NASDAQ Stock Market LLC (“NASDAQ”) that for the last ten consecutive business days, the market value of I-many’s listed securities has been below the minimum $35 million requirement set forth in NASDAQ Marketplace Rule 4310(c)(3)(B) (the “Rule”). Pursuant to Marketplace Rule 4310(c)(8)(C), if, at any time before November 20, 2008, the market value of I-many’s listed securities is $35 million or more for a minimum of ten consecutive business days, the Staff of NASDAQ may determine that I-many has regained compliance with the Rule. If compliance with the Rule cannot be demonstrated by November 20, 2008, the Staff of NASDAQ will notify I-many that its common stock would be subject to delisting unless I-many were to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). In the event I-many requests a hearing, I-many’s common stock will remain listed on The NASDAQ Capital Market at least until the Panel renders a decision following the hearing.

As previously announced, I-many also received notice from NASDAQ on August 12, 2008, that for the 30 consecutive business days preceding the date of that notice, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Stock Market. NASDAQ notified I-many that it had 180 calendar days, or until February 9, 2009, to regain compliance. Pursuant to a temporary suspension of the enforcement of the rule requiring a minimum $1.00 closing bid price announced by NASDAQ on October 16, 2008, I-many now has until May 15, 2009, to regain compliance with the $1.00 minimum bid price requirement.

A copy of the press release announcing the notification from NASDAQ is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit

99.1	Press Release dated October 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

I-MANY, INC.

By:	/s/ Robert G. Schwartz, Jr.
Robert G. Schwartz, Jr. Vice President and General Counsel

October 24, 2008